Authorization and Designation
to Sign and File
Section 16 Reporting Forms

The undersigned, an Officer of Altria Group, Inc., a Virginia corporation (the "Company"), does hereby authorize and designate Mary C. Bigelow, J. Michael Hinchcliffe, Michele D. Rundstrom or Anna M. Armendariz to sign and file on his behalf the application for the required Securities and Exchange Commission ("SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 25 day of February, 2026.

Salvatore Mancuso

COUNTY OF HENRICO
COMMONWEALTH OF VIRGINIA

I, Providence M. Seibert, a notary public in and for the State and County aforesaid do hereby solemnly swear that Salvatore Mancuso, whose name is signed to the above writing, personally appeared before me this 25 day of February 2026, and acknowledged the same in my State and County aforesaid.

Providence M. Seibert, Notary Public
Registration No.: 341317
My Commission Expires: June 30, 2028